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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
						(Amendment No. 4)


						BRC Holdings, Inc.
						(Name of Issuer)

						Common Stock

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				(Title of Class of Securities)

						227174109
					  (CUSIP Number)

		David Fink						    Carolyn S. Reiser, Esq.
Matador Capital Management Corporation	    Shartsis, Friese & Ginsburg LLP
	200 1st Ave. North, Suite 206			One Maritime Plaza, 18th Floor
	  St. Petersburg, FL  33701			   San Francisco, CA 94111
	   (813) 898-9300					    (415) 421-6500
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(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications)

						December 28, 1998
		(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Note:	Six copies of this statement, including all exhibits, should be
filed with the Commission.	See Rule 13d-1(a) for other parties to whom
copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (10-97)

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SCHEDULE 13D

CUSIP No. 227174109								Page 2 of 5 Pages
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1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	Matador Capital Management Corporation
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ /
												(b)		/ /
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3	SEC USE ONLY
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4	SOURCE OF FUNDS*
	AF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
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6	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware
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		NUMBER OF		7	SOLE VOTING POWER
		SHARES			118,350
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				80,050
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				118,350
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						80,050
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11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	198,400
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12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
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13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	1.4%
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14	TYPE OF REPORTING PERSON*
	CO and IA
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				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 227174109								Page 3 of 5 Pages
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1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
	Jeffrey A. Berg
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*		(a)		/ X /
												(b)		/ /
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3	SEC USE ONLY
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4	SOURCE OF FUNDS*
	AF
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5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)										/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION
	United States
---------------------------------------------------------------------------
		NUMBER OF		7	SOLE VOTING POWER
		SHARES			118,350
		BENEFICIALLY	--------------------------------------------------
		OWNED BY		8	SHARED VOTING POWER
		EACH				80,050
		REPORTING		--------------------------------------------------
		PERSON		9	SOLE DISPOSITIVE POWER
		WITH				118,350
					--------------------------------------------------
					10	SHARED DISPOSITIVE POWER
						80,050
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	198,400
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	1.4%
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 227174109								Page 4 of 5 Pages


ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:

Purchaser		Source of Funds			Amount

MCMC			Funds Under Management 	$3,689,232


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

				Aggregate
			  Beneficially
			      Owned	   Voting Power		Dispositive Power
Name 	Number	Percent	Sole		Shared	Sole		Shared

MCMC		198,400	1.4%		118,350	80,050	118,350	80,050
Berg		198,400	1.4%		118,350	80,050	118,350	80,050

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since October 28, 1998:

	 Purchase				Number		Price
Name	 or Sale	 Date		of Shares		Per Share

MCMC		P	10/28/98		15,000		$18.543
MCMC		P	10/30/98		10,000		$18.627
MCMC		P	11/2/98		20,000		$18.688
MCMC		S	12/28/98		300,000		$18.688
MCMC      S	12/31/98		20,000		$18.813
MCMC		S	12/31/98		445,450		$18.688

All transactions were executed on the Nasdaq National Market.

The persons filing this statement ceased to own beneficially more than five percent of the Stock on December 28, 1998.

SCHEDULE 13D

CUSIP No. 227174109								Page 5 of 5 Pages

SIGNATURES

	After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	January 7, 1999.

MATADOR CAPITAL MANAGEMENT CORP.			Jeffrey A. Berg



By:	/s/ David Fink						By:	/s/ David Fink
	David Fink,							David Fink,
	Chief Operating Officer					Attorney-in-Fact


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